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                                                                    EXHIBIT 10.3


                AMENDED AND RESTATED SUPERVALU INC. GRANTOR TRUST

     THIS TRUST AGREEMENT, made as of the 1st day of May, 2002 (the "Trust Agreement"), between SUPERVALU INC., a corporation organized and existing under the laws of the State of Delaware (the "Company") and WELLS FARGO BANK MINNESOTA, N.A., having its principal offices in Minneapolis, Minnesota (the "Trustee").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Trust Agreement was originally entered into as of November 4, 1988 by and between Super Valu Stores, Inc., the predecessor to the Company, and the Trustee (the "Original Trust Agreement");

     WHEREAS, Section 10 of the Original Trust Agreement permitted the Original Trust Agreement to be amended prior to the time any that an "Additional Contribution" (as defined therein) was made, and in accordance with the terms of such Section 10 the Original Trust Agreement was amended and restated as of August 3, 1998;

     WHEREAS, pursuant to the terms of the Original Trust Agreement, as so amended and restated, Hewitt Associates (the "Consulting Firm") was selected to act as the advisor to the Trustee;

     WHEREAS, pursuant to the Original Trust Agreement, as so amended and restated, a trust known as the "Amended and Restated SUPERVALU INC. Grantor Trust" was established (such trust, as heretofore held pursuant to the Original Trust Agreement, as so amended and restated, and as now held pursuant to the terms and conditions of this Trust Agreement is hereinafter referred to as the "Trust" and shall be known as the "Amended and Restated SUPERVALU INC. Grantor Trust");

     WHEREAS, the Company wishes to amend and restate the Original Trust Agreement, as so amended and restated, to cause the Trust's terms to conform with certain changes, including the right of early withdrawal, made to the Company's deferred compensation plans, contracts and agreements listed on Exhibit A hereto, as the same may be amended from time to time (such plans, contracts and agreements being hereinafter referred to individually as a "Compensation Agreement" or collectively as the "Compensation Agreements"), between the Company and certain of its key management personnel or members of its Board of Directors who participate in, or are signatories to one or more of the Compensation Agreements (such key management personnel and members of the Company's Board of Directors being hereinafter referred to individually as a "Participant" or collectively as the "Participants");

     WHEREAS, the Company has contributed to the Trust the assets that are and shall be held therein, subject to the claims of the Company's creditors in the event that the Company shall become Insolvent, as hereinafter defined, until paid to the Participants or their beneficiaries in such manner and at such times as specified in the subject Compensation Agreements;

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     WHEREAS, it is the intention of the Company to make contributions to the
Trust from time to time to provide the Company with a source of funds to assist the Company in meeting its obligations under the Compensation Agreements; and

     WHEREAS, Section 10(a) of the Original Trust Agreement, as so amended and restated, permits the Original Trust Agreement to be further amended at any time prior to a "Change of Control" (as defined therein) by a written instrument executed by the Trustee and the Company, and as of the date hereof there has been no such Change of Control.

     NOW, THEREFORE, in consideration of the premises, the parties hereto do hereby further amend and restate the Original Trust Agreement, as previously amended and restated, and agree that the Trust shall be comprised, held and disposed of as follows:

                                   SECTION 1
                                   TRUST FUND

     1.1 The Company has heretofore and does hereby establish with the Trustee a Trust consisting of such sums of money and such property acceptable to the Trustee as shall from time to time be paid or delivered to the Trustee and the earnings and profits thereon. All such money and property and the earnings and profits thereon, all investments made therewith and proceeds thereof, less the payments or other distributions which, at the time of reference, shall have been made by the Trustee, as authorized herein, are sometimes referred to herein as the "Trust Assets" and shall be held by the Trustee, IN TRUST, in accordance with the provisions of this Trust Agreement. The Trustee shall hold, manage and invest the Trust Assets and otherwise administer the Trust pursuant to the terms of this Trust Agreement.

     1.2 The Trust shall be irrevocable.

     1.3 The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust and this Trust Agreement shall be construed accordingly.

     1.4 The Trust Assets shall be held separate and apart from other funds of the Company and shall be used exclusively to satisfy obligations to Participants under the Compensation Agreements and for the uses and purposes of general creditors of the Company as herein set forth. The Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any of the Trust Assets. Any rights created under the Compensation Agreements and under this Trust Agreement shall be mere unsecured contractual rights of the Participants against the Company. Any Trust Assets will be subject to the claims of the Company's general creditors under federal and state law in the event of that the Company is Insolvent, as defined in Section 6.1 hereof.

     1.5 The Consulting Firm acting as advisor to the Trustee shall be Hewitt

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Associates, or such successor firm of consulting actuaries as the Company shall select prior to a Change of Control (as defined in Section 3.1 hereof), or, if after a Change of Control, such successor firm of consulting actuaries as the Trustee shall select. By their execution of this Trust Agreement, the Trustee hereby agrees to and ratifies the designation by the Company of Hewitt Associates as the Consulting Firm hereunder.

                                   SECTION 2
                                  CONTRIBUTIONS

     2.1 The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee to be added to the principal of the Trust and thereafter held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Participant or beneficiary of a Participant shall have any right to compel such additional deposits.

     2.2 The Company shall make its contributions to the Trust in accordance with appropriate corporate action and the Trustee shall have no responsibility with respect thereto, except to add such contributions to the principal of the Trust.

     2.3 As soon as practicable following a Change of Control (as defined in Section 3.1 hereof), the Consulting Firm shall calculate the maximum aggregate amount due or potentially due in the event of a termination of employment or otherwise, pursuant to the terms of each Compensation Agreement without regard to any reduction required under such Compensation Agreement to avoid such payment being nondeductible to the Company pursuant to Section 280G of the Code (the aggregate of such amounts for all the Compensation Agreements is hereinafter referred to as the "Maximum Amount Payable"). The Consulting Firm shall promptly furnish such calculation to the Company and the Company shall have the obligation to make additional contributions to the Trust, within three
(3) business days of the receipt of such calculation, in an amount equal to the excess (the "Excess"), if any, of the Maximum Amount Payable, plus an amount equal to the estimated total Trust expenses over the life of the Trust (as estimated by the Trustee), over the then fair market value of the Trust Assets; provided, however, that, if a letter of credit shall have been provided to the Trust for all or any part of such amount, the Company may direct the Trustee to draw down such letter of credit in any amount and may credit such amounts drawn down against amounts then due as additional contributions or as estimated expenses. If at any later time following a Change of Control a valuation of the Trust Assets occurs pursuant to this Trust Agreement and it is determined by the Consulting Firm that an Excess shall exist, the Company shall promptly contribute such amount to the Trust as is necessary to eliminate the Excess, provided that, if a letter of credit shall have been provided to the Trust for all or any part of such amount, the Company may direct the Trustee to draw down such letter of credit held by the Trust in any amount and may credit such amount drawn down against the amount so to be contributed.

     2.4 Any provision of Section 2.3 hereof to the contrary notwithstanding, in the event of a Potential Change of Control (as defined in Section 3.2 hereof), the Company shall have the obligation to make additional contributions to the Trust in an amount equal to the Excess or direct the Trustee to draw down a letter of credit held by the Trust in such amount. If a Change of Control shall not have occurred within ninety (90) days of a contribution made pursuant to this Section 2.4 and the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Trust Agreement, a Change of Control is not imminent, any amounts contributed to the Trust pursuant to this
Section 2.4, together with any earnings thereon, shall be paid by the Trustee to the Company upon receipt by the Trustee of a copy of such resolution or a Secretary's certificate thereof, and such other assurances as the Trustee may reasonably request.

     2.5 The Company shall make all required contributions to the Trust in cash or other property, except as provided in Section 2.7 hereof. Alternatively, the Company may at any time provide the Trustee with an irrevocable and unconditional letter of credit sufficient for the Trustee to draw down an amount equal to all or any part of the required contributions. Following a Change of Control or a Potential Change in Control, in the event that such a letter of credit has been provided, then the Trustee may draw down on such letter of credit at such times as the Trustee deems such a drawdown necessary to meet the Company's obligations pursuant to the Compensation Agreements or this Trust Agreement. All contributions so received (including any cash received on the drawdown of a letter of credit), together with the income therefrom and any increment thereon, shall be held, managed and administered by the Trustee as a single commingled Trust pursuant to the terms of this Trust Agreement without distinction between principal and income. Neither the Trustee nor the Consulting Firm shall have any duty to require any contributions to be made to the Trust by the Company or to determine that a Change of Control or Potential Change of Control has occurred.

     2.6 Any provision of this Section 2 to the contrary notwithstanding, the Trustee shall return to the Company, as soon as feasible following the close of each calendar year, the excess, if any, of (i) the then aggregate fair market value of the Trust Assets over (ii) 150% of the Maximum Amount Payable, as determined by the Consulting Firm.

     2.7 In the event that prior to a Change of Control the Company's liabilities under any of the Compensation Agreements are funded by the Company in whole or in part through contracts of insurance which are maintained by the Company expressly for the purpose of funding the Company's liabilities under such Compensation Agreement and of which the Company is the named beneficiary, then, in lieu of an amount of cash equal to the portion of the maximum amount due pursuant to the Compensation Agreement which is funded by such contract of insurance (as calculated by the Consulting Firm without regard to any reduction required under such Compensation Agreement to avoid any such payment being nondeductible to the Company pursuant to Section 280G of the Code), the Company may transfer and contribute such contracts of insurance to the Trust (if permitted to do so under the terms of such contracts of insurance, the Company's other contracts and agreements, and applicable law), along with an amount in cash sufficient (as determined by the Consulting Firm) to pay all premiums and charges then owing or reasonably expected to become due in respect of such contracts of insurance. In the event any such contract of insurance shall lapse, expire or terminate, or the amount of cash contributed to the Trust to pay future premiums or expenses on any contract shall be insufficient, the Company shall promptly contribute to the Trust an additional amount in cash equal to the maximum amount due pursuant to the Compensation Agreement funded by such contract of insurance (as calculated by the Consulting Firm without regard to any reduction required under such Compensation Agreement to avoid any such payment being nondeductible to the Company pursuant to Section 280G of the Code) reduced by contributions previously made in respect of such Compensation Agreement (other than for the payment of premiums on such contract of insurance).


                                   SECTION 3
                                CHANGE OF CONTROL

     3.1 For purposes of this Trust Agreement, a "Change of Control" shall mean:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (b) the consummation of any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions"), other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser or lessee of the Company's assets; or (iii) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

          (c) within any 24-month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

          (d) such other event or transaction as the Board of Directors of the Company shall determine constitutes a Change of Control.

     3.2 For purposes of this Trust Agreement, a "Potential Change of Control" shall be deemed to have occurred if:


          (a) any third person commences a tender or exchange offer for 20% or more of the then outstanding shares of common stock of the Company or of the combined voting

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     power of the Company's then outstanding voting securities (other than a tender or exchange offer which, if consummated, would not result in a Change of Control); or

          (b) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or

          (c) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; or

          (d) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Trust Agreement, a Change of Control is imminent.

     3.3 The Company shall have a duty to inform the Trustee whenever, to the knowledge of the Company, a Change of Control or Potential Change of Control has occurred. If any two Participants notify the Trustee in writing that a Change of Control has occurred then, unless, in the opinion of nationally recognized counsel to the Company (which opinion may be based on representations of fact so long as such counsel does not know that such representations are untrue) such a Change of Control has not occurred, a Change of Control will be deemed to have occurred for purposes of this Trust Agreement. The Trustee shall notify the Company promptly upon receipt of any notification from a Participant that a Change of Control has occurred.

                                   SECTION 4
                ACCOUNTING BY THE TRUSTEE AND THE CONSULTING FIRM

     4.1 The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Consulting Firm a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by the Trustee, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), showing all cash, securities and other property held in the Trust at the end or such year or as of the date of such removal or resignation, as the case may be, and the book and fair market value of any such asset. The Consulting Firm shall send a copy of such written account to each Participant at the address provided by the Company.

     4.2 As soon as practicable following a Change of Control or Potential Change of Control of the Company, the Consulting Firm shall establish and maintain a memorandum account for each Participant and with respect to each Compensation Agreement applicable to the Participant or with respect to which the Participant is a participant (each, a "Participant's Account" and collectively, the "Participants' Accounts"). As soon as practicable following a Change of Control, the Consulting Firm shall calculate the amount which would be due to each

Participant pursuant to each Compensation Agreement applicable to such Participant or pursuant to which the Participant is a participant upon satisfaction of the conditions (including any termination of employment triggering severance or other benefits under a Compensation Agreement) under such Compensation Agreement which give rise to the obligation of the Company to pay such amount to the Participant (the "Agreement Payments"). The Consulting Firm shall credit each Participant's Account with the Agreement Payments and shall debit the Participant's Account with any amounts paid to the Participant by the Trustee or by the Company with respect to a Compensation Agreement.

     4.3 Except for the records dealing with the investments comprising the Trust Assets, which shall be maintained by the Trustee as provided in Section
4.1 hereof, the Consulting Firm shall maintain all the Participant and Compensation Agreement records contemplated by this Trust Agreement, including the maintenance of the data necessary to determine, from time to time, the benefits of Participants or their beneficiaries under the respective Compensation Agreements. The Consulting Firm shall also prepare and distribute statements of the Participants' Accounts when requested by the Company or a Participant and shall perform such other duties and responsibilities as the Trustee determines is necessary or advisable to achieve the objectives of this Trust Agreement, and the Trustee shall be entitled to rely fully upon the information provided by the Consulting Firm.

     4.4 The Company shall furnish the Consulting Firm with copies of each Compensation Agreement, any and all amendments thereto, and any resolutions of the Board of Directors of the Company relevant thereto. The Company will promptly provide the Consulting Firm with a copy of any notice of termination required pursuant to the terms of any Compensation Agreement with respect to any Participant and will also promptly provide the Consulting Firm with any and all additional information reasonably requested by the Consulting Firm or that the Company believes would be useful to enable the Consulting Firm to determine the amount of and to effect the Agreement Payments payable to or with respect to each Participant under the Compensation Agreements, including any benefits payable after the Participant's death and the recipient of same, and the Company will promptly update such information as it changes. The Company will use its best efforts to cause each Participant to provide the Consulting Firm with all information that it may reasonably request in order to determine the amount of the Agreement Payments to or with respect to the Participant. The Trustee shall notify the Consulting Firm of any payment made from the Trust to any Participant or a Participant's beneficiaries pursuant to the terms of any Compensation Agreement and the Company shall notify the Consulting Firm of any other payment made pursuant to the terms of any Compensation Agreement, in each case, so that the Consulting Firm may debit the Participant's Account accordingly.

     4.5 All accounts, books and records maintained pursuant to this Section 4 shall be opened to inspection and audit at all reasonable times by the Company and on an annual basis, after receipt of the written account described in
Section 4.1 hereof, by the Participants; provided, however, that no Participant shall have access to information about another Participant's Account other than in the normal course of performing his duties as an employee of the Company.

     4.6 The fair market value of the Trust Assets shall be determined by the Trustee whenever required pursuant to this Trust Agreement, but in any event not less than quarterly. The Trustee may base such determination upon such sources of information as it may deem reliable including, but not limited to, information reported in (a) newspapers of general circulation, (b) standard financial periodicals or publications, (c) statistical and valuation services, and (d) the records of securities exchanges or brokerage firms deemed by the Trustee to be reliable, or any combination thereof. The Trustee shall promptly inform the Consulting Firm of any such valuation.

     4.7 The Trustee shall have the right to apply at any time to a court of competent jurisdiction for judicial settlement of any account of the Trustee not previously settled as herein provided or for the determination of any question of construction or for instructions. In any such action or proceeding it shall be necessary to join as parties only the Trustee and the Company (although the Trustee may also join such other parties as it may deem appropriate), and any judgment or decree entered therein shall be conclusive.

                                   SECTION 5
                          PAYMENTS TO THE PARTICIPANTS

     5.1 The Trustee shall make payments to the Participants from the Trust Assets, if and to the extent such Trust Assets are available for distribution, in accordance with the provisions of this Trust Agreement, provided that the Company is not Insolvent (as defined in Section 6.1 hereof) at the time any such payment is required to be made.

     5.2 Within two (2) business days after its receipt of a Notice of Qualification (as hereinafter defined) (a "Notice") from a Participant or from the Participant's beneficiary or beneficiaries (collectively with the Participant referred to as "Participant"), the Consulting Firm shall forward a copy of such Notice to the Company, and, within five (5) business days after receipt of the Notice, shall make a reasonable good faith determination as to whether the Participant is entitled to benefits under the applicable Compensation Agreement(s) and, if so, the amount thereof. Within three (3) business days after such determination, the Consulting Firm shall furnish a copy of the Notice, with its approval or modification of the information therein, (i) to the Participant if the Notice has been determined to be incorrect, or (ii) to the Trustee if the Notice has been determined to be correct, in each case with a copy thereof to the Company. Whenever the Consultant notifies a Participant that a Notice in incorrect, stating the reasons therefore, the Consultant shall have no obligation to take further action with respect thereto until the Participant responds, accepting such modified Notice or contesting same. If a modified Notice is accepted, such Notice shall be deemed a correct Notice, and the Consultant shall proceed to furnish a copy thereof to the Company and to the Trustee within three (3) business days of its receipt of same. If a modified Notice is disputed by the Participant, the Consultant shall furnish a copy thereof to the Company and to the Trustee along with an explanation of the nature of the dispute, but no further action shall be taken under this Agreement pursuant to such disputed Notice until the dispute is resolved and the Notice is accepted, with or without further modification. For purposes of this Trust Agreement, a "Notice of Qualification" means a written statement by a Participant that states that pursuant to the terms of the Compensation Agreement applicable to such Participant or pursuant to which such

Participant is a participant or beneficiary, the Participant is entitled to payment thereunder.

     5.3 Whenever the Consulting Firm furnishes the Trustee with a correct Notice, the Trustee shall within four (4) business days after receiving the Notice provide the Consulting Firm and the Company with information from the most recent fair market valuation concerning the current fair market value of the Trust Assets. Within three (3) business days after its receipt from the Trustee of the information concerning the fair market value of the Trust Assets, the Consulting Firm shall notify the Company of the extent, if any, that the aggregate of the then credit balances of all Participants' Accounts exceeds the then fair market value of the Trust Assets. The Company, within five (5) business days of its receipt from the Consulting Firm of a Notice, shall advise the Consulting Firm whether it will pay the Participant directly, and if so how much it will pay directly.

     5.4 Within seven (7) business days after its receipt from the Trustee of the information concerning the fair market value of Trust Assets, the Consulting Firm shall direct the Trustee to pay to the Participant the amount the Consulting Firm has determined to be due and payable from the Trust (i.e., taking into account the amount, if any, being paid by the Company); provided, however, that if the aggregate of the then credit balances in all Participants' Accounts exceeds the then fair market value of the Trust Assets, the Consulting Firm shall direct the Trustee to pay to the Participant the lesser of the amount the Consulting Firm has determined to be due and payable to the Participant from the Trust or such portion of the credit balance in the Participant's Account which is equal to (a) the full credit balance in the Participant's Account multiplied by (b) a fraction (i) the numerator of which is the then fair market value of the Trust Assets and (ii) the denominator of which is the aggregate of the then credit balances of all Participants' Accounts. At the same time, the Consulting Firm shall furnish to the Trustee, with respect to each Participant to whom payments are authorized, a certification that shall include the amount of such benefits, the manner of payment and the name, address and social security number of the recipient; such certification shall be updated annually and upon receipt by the Consulting Firm of a notice of a benefit change under any Compensation Agreement from the Company. The Consulting Firm shall also furnish a copies of all such certifications to the Company and to the Participant to whom the certification relates.

     5.5 Within three (3) business days following its receipt of such certification and appropriate federal, state and local tax withholding information, the Trustee shall commence cash distributions from the Trust to the person or persons so indicated and the Consulting Firm shall debit the appropriate Participant's Account accordingly. The Consulting Firm shall also give written notice to the Trustee when a Participant's Account balance has been reduced to a certain minimum agreed to by the Trustee and the Consulting Firm under procedures which will enable the Trustee to cease payment when such Participant's Account balance has been reduced to zero. The Trustee shall pay to the Company the amount of any taxes withheld by the Trustee from payments made by it, and the Company shall have full responsibility for the payment of all withholding taxes to the appropriate taxing authority and the furnishing to each Participant or beneficiary of a Participant the appropriate tax information form evidencing such payment and the amount thereof.


     5.6 Any other provision of this Trust Agreement to the contrary notwithstanding, all payments pursuant to this Section 5 may be made without the approval or direction of the Company, shall be made despite any direction to the contrary by the Company and shall be made upon the direction of the Consulting Firm.

     5.7 If the Trust Assets are not sufficient to make all payments to Participants required to be made pursuant to the terms of the Compensation Agreements, the Company shall pay to each Participant the balance of each such payment as it falls due. If such payments are not made by the Company, and the Trust later contains sufficient Trust Assets to make such payments, they shall be made from the Trust Assets, together with interest at the rate determined pursuant to Section 1274(d) of the Code (the "Applicable Rate"), as part of the payment otherwise due in accordance with this Section 5.

     5.8 Nothing provided in this Trust Agreement shall relieve the Company of its liabilities to pay the retirement benefits and deferred compensation liabilities provided under the Compensation Agreements except to the extent such liabilities are met by application of Trust Assets. It is the intention of the Company to have the Trust Assets satisfy in whole or in part the Company's legal liability under the Compensation Agreements and to have the balance of the Trust Assets, if any, revert to the Company only after its legal liability under the Compensation Agreements has been met. The Company, therefore, agrees that all income, deductions and credits in respect of the Trust Assets belong to the Company as owner of the Trust for income tax purposes and will be included on the Company's income tax returns.

     5.9 Upon the satisfaction of all liabilities of the Company to Participants under the Compensation Agreements, the Consulting Firm shall prepare a certification to the Trustee and to the Company and the Trustee shall thereupon hold or distribute the Trust Assets in accordance with the written instructions of the Company. At no time except to the extent used to satisfy claims of the Company's creditors in the event that the Company becomes Insolvent, as defined in Section 6.1 hereof, or the satisfaction of all liabilities of the Company under the Compensation Agreements, shall any part of the Trust Assets revert to the Company.

                                   SECTION 6
                  TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO
                  TRUST BENEFICIARIES WHEN COMPANY IS INSOLVENT

     6.1 The Company shall be considered to be "Insolvent" for purposes of this Trust Agreement if (a) the Company is unable to pay its debts as they become due or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or the bankruptcy laws of any state.

     6.2 At all times during the continuance of the Trust, the principal and income of the Trust shall be subject to the general creditors of the Company under federal and state law as hereinafter provided. The Board of Directors and the chief executive officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine, within thirty (30) days after receipt of such written allegation, whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payments to the Participants, shall hold the Trust Assets for the potential benefit of the Company's general creditors, and shall resume payments to the Participants in accordance with Section 5 hereof only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent, if the Trustee initially determines that Company to be Insolvent). If the Trustee, after the expiration of such thirty (30) days, in good faith and with the advice of such advisors as may be retained by the Trustee pursuant to Section 7 hereof, is unable to determine whether the Company is Insolvent, the Trustee (a) shall so notify the Company and the Consulting Firm in writing (and the Consulting Firm shall promptly notify the Participants at the addresses supplied by the Company) and any of the Trustee, the Company or any of the Participants may apply to any court of competent jurisdiction for a determination, for purposes of the Trust, as to whether or not the Company is Insolvent, and (b) the Trustee shall thereupon hold the Trust Assets pursuant to the terms of this Trust Agreement pending the determination of such court. Unless the Trustee has actual knowledge, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's Insolvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency. Nothing in this Trust Agreement shall in any way diminish any rights of a Participant to pursue his rights as a general creditor of the Company with respect to the Compensation Agreements or otherwise.

     6.3 If the Trustee discontinues payments from the Trust to any Participant pursuant to Section 6.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall, subject to Sections 5.1, 5.2, 5.3 and 5.4 hereof, include the aggregate amount of all payments which would have been made to the Participant (together with interest at the Applicable Rate on the amount delayed) during the period of such discontinuance, less the aggregate amount of payments made to each such Participant by the Company in lieu of the payments provided for hereunder during any period of discontinuance, as certified to the Trustee by the Consulting Firm.

                                   SECTION 7
                          RESPONSIBILITY OF THE TRUSTEE

     7.1 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken pursuant to a direction, request, or approval given by the Company or any Participant (or any beneficiary of a Participant) contemplated by and complying with the terms of this Trust Agreement.

     7.2 Subject to investment guidelines agreed to in writing from time to time by the Company and the Trustee, the Trustee shall have power and authority to invest and reinvest the Trust Assets, and in all events is authorized and empowered to do all other acts necessary or desirable for the proper administration of the Trust Assets, as the absolute owner thereof, including, but not limited to, authorization and power:

          (a) To invest and reinvest in any property, real, personal or mixed, wherever situated and whether or not productive of income or consisting of wasting assets, including without limitation, common and preferred stocks, bonds, notes, debentures (including convertible stocks and securities but not including any stock or security of the Trustee, the Company or any affiliate thereof), futures, option and forward contracts, leaseholds, mortgages, certificates of deposit or demand or time deposits (including any such deposits with the Trustee), shares of investment companies and mutual funds, interests in partnerships and trusts, insurance policies and annuity contracts, and oil, mineral or gas properties, royalties, interests or rights, without being limited to the classes of property in which trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Trust Assets; provided, however, that the Trustee is authorized to receive and hold any stock or security of the Company or any affiliate thereof which is contributed by the Company to the Trust and the Trustee shall not sell any such stock or security unless (i) the Company so directs or (ii) such sale is necessary in order to meet the liquidity needs of the Trust;

          (b) To invest and reinvest all or any portion of the Trust Assets collectively through the medium of any common, collective or commingled trust fund that may be established and maintained by the Trustee, subject to the instrument or instruments establishing such trust fund or funds and with the terms of such instrument or instruments, as from time to time amended, being incorporated into this Trust Agreement, to the extent of the equitable share of the Trust funds in any such common collective or commingled trust fund;

          (c) To retain any property at any time received by the Trustee;

          (d) Subject to subsection (a) above, to sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

          (e) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

          (f) To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof and any assessments levied with respect to any such property so deposited;

          (g) To extend the time of payment of any obligation held by it;

          (h) To hold uninvested any moneys received by it, without liability for interest thereon, until such moneys shall be invested, reinvested or disbursed;

          (i) To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

          (j) For the purposes of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

          (k) For the purposes of the Trust, to loan to the Company the proceeds of any borrowing against any insurance policy held as an asset of the Trust;

          (l) To manage, administer, operate, insure, repair, improve, develop, preserve, mortgage, lease or otherwise deal with, for any period, any real property or any oil, mineral or gas properties, royalties, interests or rights held by it directly or through any corporation, either alone or by joining with others, using other Trust assets for any such purposes, to modify, extend, renew, waive or otherwise adjust any provision of any such mortgage or lease and to make provision for amortization of the investment in or depreciation of the value of such property;

          (m) To employ suitable agents and counsel, who may be counsel to the Company or the Trustee and to pay their reasonable expenses and compensation from the Trust to the extent not paid by the Company;

          (n) To cause any property held by it to be registered and held in the name of one or more nominees, with or without the addition of words indicating that such securities are held in a fiduciary capacity, and to hold securities in bearer form;

          (o) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

          (p) To organize under the laws of any state a corporation or trust for the purpose of acquiring and holding title to any property which it is authorized to acquire hereunder and to exercise with respect thereto any or all of the powers set forth herein; and

          (q) Generally, to do all acts, whether or not expressly authorized, that the Trustee may deem necessary or desirable for the protection of the Trust Assets.

Notwithstanding the foregoing, the Trustee shall upon the written direction of the Company invest all or part of the Trust Assets in a commercial annuity or insurance contract, or any other investment, selected by the Company and the Trustee shall have no responsibility for any such investment other than as owner and custodian thereof.

     7.3 The Company may at any time direct the Trustee to segregate a portion of the Trust Assets in a separate investment account or accounts and may appoint one or more investment managers to direct the investment and reinvestment of each such investment account or accounts. In such event, the Company shall notify the Trustee of the appointment of each such investment manager. Thereafter, the Trustee shall make every sale or investment with respect to such investment account as directed in writing by the investment manager provided such sales or investments are limited to reasonable investable assets acceptable to the Trustee. It shall be the duty of the Trustee to act strictly in accordance with each direction. The Trustee shall be under no duty to question any such direction of the investment manager, to review any securities or other property held in any such investment account or accounts acquired by it pursuant to such directions or to make any recommendations to the investment managers with respect to such securities or other property. Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction from an investment manager, shall invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, through the medium of any short term common, collective or commingled trust fund established and maintained by the Trustee subject to the instrument establishing such trust fund, U.S. Treasury Bills, commercial paper (including such forms of commercial paper as may be available through the Trustee's Trust Department), certificates of deposit, and similar type securities, with a maturity not to exceed fifteen months; and, furthermore, sell such short term investments as may be necessary to carry out the instructions of an investment manager regarding more permanent type investment and directed distributions. The Trustee shall not be liable or responsible for any loss resulting to the Trust by reason of any sale or purchase of an investment directed by an investment manager nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions of such investment manager, or solely as a result of the performance by the Trustee or its officers, employees or agents, of any custodial, reporting, recording or bookkeeping functions with respect to any such investment account, except to the extent that such performance constituted gross negligence or willful misconduct on the part of the Trustee. Notwithstanding anything in this Trust Agreement to the contrary, the Trustee shall be indemnified and saved harmless by the Company from and against any and all personal liability to which the Trustee may be subjected by carrying out any directions of an investment manager issued pursuant hereto or for failure to act in the absence of directions of the investment manager including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense; provided, however, the Trustee shall not be so indemnified if it participates knowingly in, or knowingly undertakes to conceal, an act or omission of an investment manager, having actual knowledge that such act or omission is a breach of a fiduciary duty; provided further, however, that the Trustee shall not be deemed to have knowingly participated in or knowingly undertaken to conceal an act or omission of an investment manager with knowledge that such act or omission was a breach of fiduciary duty by merely complying with directions of an investment manager or for failure to act in the absence of directions of an investment manager. The Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued by the investment manager which the Trustee believes to be genuine and to have been issued by the investment manager. The Trustee shall not be charged with knowledge of the termination of the appointment of any investment manager until it receives written notice thereof from the Company.

     7.4 No person dealing with the Trustee shall be under any obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.

     7.5 The Trustee shall distribute cash or property from the Trust in accordance with Section 5 hereof. The Trustee may make any distribution required hereunder by mailing its check for the specified amount, or delivering the specified property, to the person to whom such distribution or payment is to be made, at such address as may have been last furnished to the Trustee, or if no such address shall have been so furnished, to such person in care of the Company.

                                   SECTION 8
                          COMPENSATION AND EXPENSES OF
                       THE TRUSTEE AND THE CONSULTING FIRM

     8.1 The Trustee and the Consulting Firm shall each be entitled to receive such reasonable compensation for their services as shall be agreed upon by the Company and the Trustee or the Consulting Firm, as the case may be. The Trustee and the Consulting Firm shall each also be entitled to receive their reasonable expenses incurred with respect to the administration of the Trust, including reasonable counsel fees and fees incurred by the Trustee and the Consulting Firm in connection therewith. Such compensation and expenses shall be payable by the Company and, if not so paid, shall be paid by the Trustee from the Trust Assets. In the event that any Trust Assets are used to pay compensation and expenses to the Trustee or the Consulting Firm pursuant to the preceding sentence of this
Section 8.1, the Company shall promptly contribute to the Trust any such amount or direct the Trustee to draw down on a letter of credit held by the Trust in such amount.

                                   SECTION 9
                     RESIGNATION, REMOVAL AND REPLACEMENT OF
                       THE TRUSTEE AND THE CONSULTING FIRM

     9.1 The Trustee may resign at any time by delivering written notice thereof to the Company; provided, however, that no such resignation shall take effect until the earlier of (i) sixty (60) days from the date of delivery of such notice to the Company or (ii) the appointment of a successor trustee. The Consulting Firm shall deliver a copy of any such notice to each Participant and beneficiary at the address supplied by the Company.

     9.2 The Trustee may be removed at any time by the Company, pursuant to a resolution of the Board of Directors of the Company, upon delivery to the Trustee of a certified copy of such resolution and sixty (60) days' written notice, unless such notice period is waived in whole or in part by the Trustee, of (i) such removal and (ii) the appointment of a successor trustee.

     9.3 Upon the resignation or removal of the Trustee, a successor trustee shall be appointed by the Company; provided, however, that appointment of a successor trustee at any time after a Change of Control shall not be effective unless such appointment is consented to by not less than 75% of the Participants in interest. Such successor trustee shall be a bank or trust company which is established under the laws of the United States or a State within the United States having equity capitalization of at least $500 million and which is not related, directly or indirectly, to the Company. Such appointment shall take effect upon the delivery to the Trustee of (a) a written appointment of such successor trustee, duly executed by the Company, and (b) a written acceptance duly executed by such successor trustee. Any successor trustee shall have all the rights, powers and duties granted the Trustee hereunder.

     9.4 If, within sixty (60) days of the delivery of the Trustee's written notice of resignation, a successor trustee shall not have been appointed, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor trustee the costs of which shall be paid by the Company, and if not so paid, shall be paid from the Trust Assets. Upon the resignation or removal of the Trustee and the appointment of a successor trustee, and after the acceptance and approval of the Trustee's accounting of the Trust Assets, the Trustee shall transfer and deliver to such successor the records of the Trust and the Trust Assets, reserving such funds as the resigning or removed Trustee reasonably deems necessary to cover its unpaid bills and expenses, and closing costs. Under no circumstances shall the Trustee transfer or deliver the Trust Assets to any successor which is not a bank or trust company as defined in Section 9.3 hereinabove.

     9.5 Upon qualification of a successor Trustee, all right, title and interest of the resigning or removed Trustee in the Trust Assets and all rights and privileges under this Trust Agreement theretofore vested in such resigning Trustee shall vest in the successor Trustee where applicable, and thereupon all future liability of said resigning or removed Trustee shall terminate; provided, however, that the resigning or removed Trustee shall execute, acknowledge and deliver all documents and written instruments which are necessary to transfer and convey the right, title and interest to and in the Trust Assets, and all rights and privileges to the successor Trustee. The Company shall provide the Trustee with a certification by an authorized officer of the successor bank or trust company that the successor trustee meets the requirements of Section 9.3 and the Trustee shall be entitled to rely fully upon such certification.

     9.6 Hewitt Associates and any successor Consulting Firm appointed hereunder may resign at any time by delivering sixty (60) days advance written notice to the Company and to the Trustee, in which event, if a Change of Control shall not then have occurred, the Company shall appoint a new Consulting Firm, or, if a Change of Control shall then have occurred, the Trustee shall appoint a new Consulting Firm; provided, however, that any Consulting Firm appointed by the Trustee following a Change of Control shall be independent of the Company. Such appointment shall in either case take effect upon the delivery to the Trustee of
(a) a written appointment of such successor Consulting Firm, duly executed by the Company or the Trustee, as the case may be, and (b) a written acceptance duly executed by such successor Consulting Firm. Any successor Consulting Firm shall have all the rights, powers and duties granted the Consulting Firm hereunder.

     9.7 Hewitt Associates and any successor Consulting Firm hereunder may be removed at any time by the Company if a Change of Control shall not then have occurred, or by the Trustee if a Change of Control shall then have occurred, upon thirty (30) days' written notice, unless such notice period is waived in whole or in part by the Consulting Firm, by delivery to the Consulting Firm of a notice of (i) such removal and (ii) the appointment of a successor Consulting Firm. In the event Hewitt Associates is removed, it shall cooperate with the Trustee in the orderly transition of records pertaining to the Participant Accounts.

                                   SECTION 10
                        AMENDMENT OF TRUST AGREEMENT AND
                            TERMINATION OF THE TRUST

     10.1 This Trust Agreement may be amended, in whole or in part, at any time and from time to time, by the Company, pursuant to a resolution of the Board of Directors thereof by delivery to the Trustee and the Consulting Firm of a certified copy of such resolution and a written instrument duly executed and acknowledged in the same form as this Trust Agreement, except that the duties and responsibilities of the Trustee and the Consulting Firm shall not be increased without the Trustee's or the Consulting Firm's written consent.

     10.2 The Trust may be terminated prior to the time that payment of all benefits under the Compensation Agreements have been paid only with the written approval of the Participants and beneficiaries entitled to such benefits. Absent such written approval, the Trust shall be irrevocable and may not be terminated until such time as the Trustee has received a certification from the Consulting Firm that all liabilities have been satisfied with respect to all Participants and their beneficiaries under all Compensation Agreements; provided, however, that if any payment made from the Trust or to be made pursuant to any of the Compensation Agreements is being contested, litigated or disputed, the Trust shall remain irrevocable and the Trust may not be terminated until such contest, litigation or dispute is resolved. Following the later of (a) the Trustee's receipt of such certification from the Consulting Firm or (b) the resolution of all contests, litigation or disputes discussed in the prior sentence of this
Section 10.2, the Trust shall terminate.

     10.3 Upon the termination of the Trust in accordance with Section 10.2, the Trustee shall as soon as practicable, but in any event within ninety (90) days of the date of such termination, distribute the Trust Assets to the Company. Upon completing such distribution, the Trustee shall be relieved and discharged. The powers of the Trustee shall continue as long as any part of the Trust Assets remains in its possession.

                                   SECTION 11
                            PROTECTION OF THE TRUSTEE

     11.1 The Company shall indemnify and hold harmless the Trustee for any liability or expenses, including without limitation reasonable attorneys' fees, incurred by the Trustee with respect to holding, managing, investing or otherwise administering the Trust Assets or carrying out its duties hereunder, except to the extent that such liabilities or expenses arise from actions constituting negligence or willful misconduct by the Trustee under this Trust Agreement.

     11.2 The Company shall indemnify and hold the Trustee harmless for any liability, loss, suit or expense (including attorneys' fees) in connection with or arising out of actions or omissions of the Consulting Firm (including any direction to or failure to direct the Trustee).

     11.3 It is herein recognized that Hewitt Associates, the Consulting Firm hereunder, is an independent consultant providing employee benefit plan services for the Company generally, including actuarial and recordkeeping services for certain Company employee benefit plans, and that the Trustee shall have no responsibility hereunder for the continued retention of such Consulting Firm and/or any responsibility assigned to said

Consulting Firm or its performance thereof. It is not intended that the Consulting Firm act in a fiduciary capacity under this Trust Agreement or the Compensation Agreements.

     11.4 The Trustee shall not be either individually or severally liable for any taxes of any kind levied or assessed under the existing or future laws against the Trust Assets. The Trustee shall withhold from each payment to any Participant or beneficiary any federal, state or local withholding taxes which are from time to time required to be deducted under applicable laws, as directed by the Consulting Firm. To the extent that any taxes levied or assessed upon the Trust are not paid by the Company, the Trustee shall pay such taxes out of Trust Assets.

                                   SECTION 12
                                  COMMUNICATION

     12.1 Communications to the Company shall be addressed to it at:

                         SUPERVALU INC.
                         P.O. Box 990
                         Minneapolis, Minnesota  55440
                         Attention:  Mr. Robert Shebeck

with a copy to the Corporate Secretary.

     12.2 Communications to the Trustee shall be addressed to it at:

                         Wells Fargo Bank Minnesota, N.A.
                         75 South 5th Street
                         Minneapolis, Minnesota  55402
                         Attention: Lucinda Frenz

     12.3 Communications to the Consulting Firm shall be addressed to it at:

                         Hewitt Associates
                         45 South Seventh Street
                         Minneapolis, MN 55402
                         Attention:  Mark Spangrud

                                   SECTION 13
                           SEVERABILITY AND ALIENATION

     13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating or in any other way limiting the remaining provisions hereof.

     13.2 The rights, benefits and payments of a Participant from the Trust Assets may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by a Participant to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust Assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Participant and payments hereunder shall not be considered an asset of the Participant in the event of his insolvency or bankruptcy. Notwithstanding the foregoing, the Trust Assets shall at all times remain subject to claims of creditors of the Company in the event the Company is adjudicated to be bankrupt or insolvent as provided herein and Participants shall have no claims to the Trust Assets superior to that of any other unsecured creditors in such event.

                                   SECTION 14
                                  GOVERNING LAW

     14.1 This Trust Agreement shall be construed and interpreted under, and the Trust hereby created shall be governed by, the laws of the State of Delaware without reference to principles of conflicts of law, insofar as such laws do not contravene any applicable federal laws, rules or regulations.

                                   SECTION 15
                                  MISCELLANEOUS

     15.1 If at any time there is no person authorized to act under this Trust Agreement on behalf of the Company, the Board of Directors of the Company shall have the authority to act hereunder.

     15.2 All reasonable expenses and fees of the Company for the administration of the Trust and services in relation thereto for actuarial, legal and accounting and other similar expenses, including any costs with respect to the creation of the Trust or amendment of the Trust Agreement, shall be paid by the Company and, if not so paid, may be paid by the Trustee from the Trust Assets to the extent the Trustee shall determine such expenses and fees to be reasonable.

     15.3 Participation in the Trust shall not give any Participant any right to be retained as an employee of the Company nor any rights other than those specifically enumerated herein or in any Compensation Agreement applicable to any Participant or pursuant to which such Participant is a participant or beneficiary.

     15.4 This Trust Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. In addition, this Trust Agreement shall also inure to the benefit of the Participants and the Company's general creditors under federal and state law.

     15.5 In the event that a Participant shall be deceased prior to the time payment is due the Participant, and if there is no other person then entitled to such payment, then payment shall be made if due to the estate of the deceased Participant in accordance with the terms of the applicable Compensation Agreement.

     15.6 Headings in this Trust Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

     15.7 Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.

     15.8 This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute only one Trust Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed and their respective corporate seals to be hereto affixed this 10th day of May, 2002.

                                       SUPERVALU INC.

                                       By: /s/ Ronald C.Tortelli
                                           -------------------------------------
                                       Name: Ronald C. Tortelli
                                       Title: Senior Vice President


                                       WELLS FARGO BANK MINNESOTA, N.A.

                                       By: /s/ Lucinda Frenz
                                           -------------------------------------
                                       Name: Lucinda Frenz
                                       Title: Vice President

                                    Exhibit A
                                    ---------

1. Super Valu Stores, Inc. Executive Post-Retirement Survivor Benefit Program, as amended to date and as the same may be amended from time to time.

2. Super Valu Stores, Inc. Deferred Compensation Plan, as amended to date and as the same may be amended from time to time.

3. Super Valu Stores, Inc. Executive Deferred Compensation Plan I, as amended to date and as the same may be amended from time to time.

4. Super Valu Stores, Inc. Excess Benefits Plan, as amended to date and as the same may be amended from time to time.

5. Super Valu Stores, Inc. Directors Retirement Program adopted effective July 1, 1982, as amended to date and as the same may be amended from time to time.

6. Super Valu Stores, Inc. Executive Deferred Compensation Plan II, as amended to date and as the same may be amended from time to time.

7. Super Valu Stores, Inc. Excess Benefits Plan (1989 Restatement), as amended to date and as the same may be amended from time to time.

8. Super Valu Stores, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended to date and as the same may be amended from time to time.

9. Change of Control Severance Agreements entered into between SUPERVALU INC. and certain of its executives.

10. Split Dollar Life Insurance Agreement dated July 6, 1988, between SUPERVALU INC., Michael W. Wright, and Phillip H. Martin and Thomas O. Moe, as Trustees of the Michael W. Wright 1997 GST Family Trust under Irrevocable Trust Agreement dated December 9, 1997, with Michael W. Wright, as Donor, and not individually.

11. Form of individual Non-Qualified Deferred Compensation Agreements between SUPERVALU INC. and certain former employees of Randall Stores, Inc. listed on Schedule I hereto.